DelawarePAGE 1
________________________________
The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "URIGEN PHARMACEUTICALS, INC.", FILED IN THIS OFFICE ON THE THIRTY—FIRST DAY OF JULY, A.D. 2007, AT 5:19 O'CLOCK P.M.
A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

2784403 8100	/s/ Harriet Smith Windsor
070874997	Harriet Smith Windsor, Secretary of State
AUTHENTICATION: 5891093 DATE: 07-31-07

AMENDED AND RESTATED CERTIFICATE OF DESIGNATION OF THE RELATIVE RIGHTS AND PREFERENCES
OF THE
SERIES B CONVERTIBLE PREFERRED STOCK
OF
URIGEN PHARMACEUTICALS, INC.

The undersigned, the Chief Financial Officer of Urigen Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in accordance with the provisions of the Delaware General Corporation Law, does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Company, the following resolution creating a series of Series B Convertible Preferred Stock, was duly adopted on July 31, 2007:

RESOLVED, that the Board of Directors of the Company, pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by provisions of the Certificate of Incorporation of the Company (the “Certificate of Incorporation”), created out of the shares of Preferred Stock, par value $.001 per share, of the Company authorized in Article IV of the Certificate of Incorporation (the “Preferred Stock”), a series of Preferred Stock designated “Series B Convertible Preferred Stock,” consisting of two hundred and ten (210) shares;

RESOLVED, that designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions were set forth in a Certificate of Designation of the Relative Rights and Preferences of the Series B Convertible Preferred Stock of Urigen Pharmaceuticals, Inc., duly adopted by the Board of Directors on July 26, 2007 and filed with the Secretary of State of the State of Delaware on July 27, 2007 (the “Original Certificate”);

RESOLVED, the Board of Directors hereby amends and restated the Original Certificate to provide for designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions with respect to the Series B Preferred Stock as follows:

1.  Designation and Rank.

(a)  Designation.  The designation of such series of the Preferred Stock shall be the Series B Convertible Preferred Stock, par value $.001 per share (the “Series B Preferred Stock”).  The maximum number of shares of Series B Preferred Stock shall be two hundred and ten (210) Shares.

(b)  Rank.  The Series B Preferred Stock shall rank prior to the common stock, par value $.001 per share (the “Common Stock”), and to all other classes and series of equity securities of the Company which by its terms does not rank on a parity with or senior to the Series B Preferred Stock (“Junior Stock”).  The Series B Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

2.  Dividends.

(a)  Quarterly Dividends.  The holders of shares of the Series B Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends at an annual rate equal to 5% of the Liquidation Preference Amount, calculated on the basis of a 360 day year, consisting of twelve 30-day months, and shall accrue on a daily basis from the date of issuance thereof, whether or not declared.  Accrued and unpaid dividends shall compound on a quarterly basis, and shall be, except as set forth in Section 2(b) below, payable in cash.  The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of such dividends, which record date shall not be more than sixty (60) days prior to the applicable dividend payment date.  The first such dividend payment shall be due and payable on October 31, 2007, with subsequent payments due and payable on January 31, April 30, July 31, and October 31 of each year.   All accrued and unpaid dividends, if any, shall be mandatorily paid immediately prior to the earlier to occur of (i) a liquidation, dissolution or winding up (or deemed liquidation, dissolution or winding up under Section 4(b) hereof) of the Company (a “Liquidation”), (ii) a Voluntary Conversion pursuant to Section 5 hereof or (iii) a Mandatory Conversion pursuant to Section 5(c) hereof (the “Mandatory Dividend Payment Date”).

(b)  Payment of Dividends.  At the option of the Company in compliance with this Section 2(b), the Company may pay dividends on the Series B Preferred Stock in shares of Common Stock, with each share of Common Stock being valued for this purpose at the Conversion Price in effect on the date of payment.  Notwithstanding the above, no dividend shall be paid in Common Stock (i) in connection with a Liquidation, (ii) if such payment would cause the limitations on beneficial ownership set forth in Section 7 hereof to be exceeded or (iii) unless the shares of Common Stock received upon such payment shall be freely salable by the recipient pursuant to a then effective Registration Statement meeting the requirements of the Registration Rights Agreement, dated on or about the date hereof, by and between the Company and the investors named therein.

(c)  Junior Stock Dividends.  The Company shall not declare or pay any cash dividends on, or make any other distributions with respect to or redeem, purchase or otherwise acquire for consideration, any shares of Junior Stock unless and until all accrued and unpaid dividends on the Series B Preferred Stock have been paid in full.    In all events, Junior Stock dividends shall be subject to the restrictions set forth in Section 3(a) below.

3.  Voting Rights.

(a)  Class Voting Rights.  The Series B Preferred Stock shall have the following class voting rights (in addition to the voting rights set forth in Section 3(b) hereof).  So long as any shares of the Series B Preferred Stock remain outstanding, the Company shall not, and shall not permit any subsidiary to, without the affirmative vote or consent of the holders of at least a majority of the shares of the Series B Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series B Preferred Stock vote separately as a class: (i) incur Indebtedness or authorize, create, issue or increase the authorized or issued amount of any class or series of stock, including but not limited to the issuance of any more shares of previously authorized Preferred Stock, ranking prior to the Series B Preferred Stock, with respect to the distribution of assets on liquidation, dissolution or winding up; (ii) amend, alter or repeal the provisions of the Series B Preferred Stock, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock; (iii) repurchase, redeem or pay dividends on (whether in cash, in kind, or otherwise), shares of the Company's Junior Stock; (iv) amend the Certificate of Incorporation or By-Laws of the Company so as to affect materially and adversely any right, preference, privilege or voting power of the Series B Preferred Stock; (v) effect any distribution with respect to Junior Stock or parity stock; or (vi) reclassify the Company's outstanding securities.  “Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptance, current swap agreements, interest rate swaps, or other financial products, (c) all capital lease obligations (to the extent the same exceed $100,000 in any fiscal year), (d) all obligations for the deferred purchase price of assets (to the extent the same exceed $100,000 in any fiscal year), (e) all synthetic leases, and (f) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse) any of the foregoing obligations of any other person; provided, however, Indebtedness shall not include (a) a working capital line of credit, containing typical and customary terms and conditions, of up to $1,000,000 issued by a bank, credit union, governmental agency or similar unaffiliated corporate or institutional lender, (b) usual and customary trade debt incurred in the ordinary course of business and (c) endorsements for collection or deposit in the ordinary course of business.

(b)  General Voting Rights.  Except with respect to transactions upon which the Series B Preferred Stock shall be entitled to vote separately as a class pursuant to Section 3(a) above and except as otherwise required by Delaware law, the Series B Preferred Stock shall have no voting rights.  The Common Stock into which the Series B Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Company.

4.  Liquidation Preference.

(a)  In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of shares of the Series B Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company whether such assets are capital or surplus of any nature, an amount equal to $10,000 per share (the “Liquidation Preference Amount”) of the Series B Preferred Stock, on a pro rata and pari passu basis with any parity stock, before any payment shall be made or any assets distributed to the holders of the Common Stock or any other Junior Stock.  If the assets of the Company are not sufficient to pay in full the Liquidation Preference Amount payable to the holders of outstanding shares of the Series B Preferred Stock and any series of preferred stock or any other class of stock on a parity as to rights on liquidation, dissolution or winding up, with the Series B Preferred Stock, then all of said assets will be distributed among the holders of the Series B Preferred Stock, the Pari Passu Preferred Stock and the other classes of stock on a parity with the Series B Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.  The liquidation payment with respect to each outstanding fractional share of Series B Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series B Preferred Stock.  All payments for which this Section 4(a) provides shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the holders of a majority of the Series B Preferred Stock) or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series B Preferred Stock has been paid in cash the full Liquidation Preference Amount to which such holder is entitled as provided herein.  After payment of the full Liquidation Preference Amount to which each holder is entitled, such holders of shares of Series B Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Company.

(b)  A consolidation or merger of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of transactions in which more than 50% of the voting shares of the Company is disposed of or conveyed, shall be, at the election of the holders of a majority of the Series B Preferred Stock, deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 4.  In the event of the merger or consolidation of the Company with or into another corporation that is not treated as a liquidation pursuant to this Section 4(b), the Series B Preferred Stock shall maintain its relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

(c)  Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than forty-five (45) days prior to the payment date stated therein, to the holders of record of the Series B Preferred Stock at their respective addresses as the same shall appear on the books of the Company.

5.  Conversion.  The holder of Series B Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(a)  Right to Convert.  At any time on or after the Issuance Date, the holder of any such shares of Series B Preferred Stock may, at such holder's option, subject to the limitations set forth in Section 7 herein, elect to convert (a “Voluntary Conversion”) all or any portion of the shares of Series B Preferred Stock held by such person into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the Liquidation Preference Amount of the shares of Series B Preferred Stock being converted thereon divided by (ii) the Conversion Price (as defined in Section 5(d) below) then in effect as of the date of the delivery by such holder of its notice of election to convert.  The Company shall keep written records of the conversion of the shares of Series B Preferred Stock converted by each holder.  A holder shall be required to deliver the original certificates representing the shares of Series B Preferred Stock upon complete conversion of the Series B Preferred Stock.

(b)  Mechanics of Voluntary Conversion.  The Voluntary Conversion of Series B Preferred Stock shall be conducted in the following manner:

(i)  Holder's Delivery Requirements.  To convert Series B Preferred Stock into full shares of Common Stock on any date (the “Voluntary Conversion Date”), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”), to the Company, and (B) with respect to the final conversion of shares of Series B Preferred Stock held by any holder, such holder shall surrender to a common carrier for delivery to the Company as soon as practicable following such Conversion Date but in no event later than six (6) business days after such date the original certificates representing the shares of Series B Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”).

(ii)  Company's Response.  Upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder and the Company or its designated transfer agent (the “Transfer Agent”), as applicable, shall, within three (3) business days following the date of receipt by the Company of the executed Conversion Notice, issue and deliver to the Depository Trust Company (“DTC”) account on the holder’s behalf via the Deposit Withdrawal Agent Commission System (“DWAC”) as specified in the Conversion Notice, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled.

(iii)  Dispute Resolution.  In the case of a dispute as to the arithmetic calculation of the number of shares of Common Stock to be issued upon conversion, the Company shall promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the arithmetic calculations to the holder via facsimile as soon as possible, but in no event later than two (2) business days after receipt of such holder's Conversion Notice.  If such holder and the Company are unable to agree upon the arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion within one (1) business day of such disputed arithmetic calculation being submitted to the holder, then the Company shall within one (1) business day submit via facsimile the disputed arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion to the Company’s independent, outside accountant.  The Company shall cause the accountant to perform the calculations and notify the Company and the holder of the results no later than seventy-two (72) hours from the time it receives the disputed calculations.  Such accountant's calculation shall be binding upon all parties absent manifest error.  The reasonable expenses of such accountant in making such determination shall be paid by the Company, in the event the holder's calculation was correct, or by the holder, in the event the Company's calculation was correct, or equally by the Company and the holder in the event that neither the Company's or the holder's calculation was correct.  The period of time in which the Company is required to effect conversions or redemptions under this Amended and Restated Certificate of Designation shall be tolled with respect to the subject conversion or redemption pending resolution of any dispute by the Company made in good faith and in accordance with this Section 5(b)(iii).

(iv)  Record Holder.  The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series B Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(v)  Company's Failure to Timely Convert.  If within five (5) business days of the Company's receipt of the Conversion Notice (the “Share Delivery Period”) the Company shall fail to issue and deliver to a holder the number of shares of Common Stock to which such holder is entitled upon such holder's conversion of the Series B Preferred Stock (a “Conversion Failure”), in addition to all other available remedies which such holder may pursue hereunder and under the Series B Convertible Preferred Stock Purchase Agreement among the Company and the purchasers listed therein (the “Purchase Agreement”) between the Company and the initial holders of the Series B Preferred Stock (including indemnification pursuant to Section 6 thereof), the Company shall pay additional damages to such holder on each business day after such third (3rd) business day that such conversion is not timely effected in an amount equal 0.5% of the product of (A) the sum of the number of shares of Common Stock not issued to the holder on a timely basis pursuant to Section 5(b)(ii) and to which such holder is entitled and (B) the Closing Bid Price (as defined in Section 5(d)(ii) hereof) of the Common Stock on the last possible date which the Company could have issued such Common Stock to such holder without violating Section 5(b)(ii).  If the Company fails to pay the additional damages set forth in this Section 5(b)(v) within five (5) business days of the date incurred, then such payment shall bear interest at the rate of 2% per month (pro rated for partial months) until such payments are made.

(c)  Mandatory Conversion.

(i)  Subject to the provisions set forth below, the shares of Series B Preferred Stock outstanding on the Mandatory Conversion Date shall, depending on the Closing Bid Price on such Mandatory Conversion Date, automatically and without any action on the part of the holder thereof, convert into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the Liquidation Preference Amount of the shares of Series B Preferred Stock outstanding on the Mandatory Conversion Date divided by (ii) the Conversion Price in effect on the Mandatory Conversion Date (a “Mandatory Conversion”).  If the Closing Bid Price of the Common Stock on the Mandatory Conversion Date is equal to or greater than $1.50 (as appropriately adjusted for splits and combinations occurring after the Issue Date), all of the shares of Series B Preferred Stock outstanding shall automatically convert into shares of Common Stock in accordance with this Section 5(c)(i).

(ii)  As used herein, a “Mandatory Conversion Date” shall be the date which is at least one (1) day after the Effectiveness Date (as defined in the Registration Rights Agreement), provided, that the Closing Bid Price of the Common Stock must have exceeded $1.50 for a period of twenty (20) consecutive trading days immediately preceding such date; provided, further, that the Registration Statement (as defined in the Registration Rights Agreement) is effective with respect to all shares of Common Stock issuable upon such mandatory conversion or the shares of Common Stock into which the Series B Preferred Stock can be converted may be offered for sale to the public pursuant to Rule 144(k) (“Rule 144(k)”) under the Securities Act of 1933, as amended.  Notwithstanding the foregoing, no mandatory conversion shall be effected if, on the Mandatory Conversion Date the conversion of such share of Preferred Stock would violate Section 7.  In no event shall any shares of Series B Preferred Stock be converted pursuant to this Section 5(c) unless the Common Stock issuable upon such conversion has been registered under the Securities Act of 1933, as amended, and may be resold pursuant to a then-effective registration statement meeting the requirements of the Registration Rights Agreement or such shares of Common Stock may be resold pursuant to Rule 144(k).  The Mandatory Conversion Date and the Voluntary Conversion Date collectively are referred to in this Amended and Restated Certificate of Designation as the “Conversion Date.”

(iii)  On the Mandatory Conversion Date, the outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the Preferred Stock Certificates are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue the shares of Common Stock issuable upon conversion of any shares of Series B Preferred Stock unless the Preferred Stock Certificates evidencing such shares of Series B Preferred Stock are either delivered to the Company or the holder notifies the Company that such Preferred Stock Certificates have been lost, stolen, or destroyed, and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith.  Upon the occurrence of the automatic conversion of the Series B Preferred Stock pursuant to this Section 5, the holders of the Series B Preferred Stock shall surrender the Preferred Stock Certificates representing the Series B Preferred Stock for which the Mandatory Conversion Date has occurred to the Company and the Company shall deliver the shares of Common Stock issuable upon such conversion (in the same manner set forth in Section 5(b)(ii)) to the holder within five (5) business days of the holder's delivery of the applicable Preferred Stock Certificates.

(d)  Conversion Price.

(i)  The term “Conversion Price” shall mean $0.15 per share, subject to adjustment under Section 5(e) hereof.  Notwithstanding any adjustment hereunder, at no time shall the Conversion Price be greater than $0.15 per share other than pursuant to the second sentence of Section 5(e)(i) in connection with a reverse stock split effected by the Company.

(ii)  The term “Closing Bid Price” shall mean, for any security as of any date, the last closing bid price of such security on the OTC Bulletin Board or other applicable principal trading market for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by the National Quotation Bureau, Inc.  If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of a majority of the outstanding shares of Series B Preferred Stock.

(e)  Adjustments of Conversion Price.

(i)  Adjustments for Stock Splits and Combinations.  If the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the Conversion Price shall be proportionately decreased.  If the Company shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Price shall be proportionately increased.  Any adjustments under this Section 5(e)(i) shall be effective at the close of business on the date the stock split or combination occurs.

(ii)  Adjustments for Certain Dividends and Distributions.  If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Price shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying, as applicable, the Conversion Price then in effect by a fraction:

(1)  the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2)  the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(iii)  Adjustment for Other Dividends and Distributions.  If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holders of Series B Preferred Stock shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Company which they would have received had their Series B Preferred Stock been converted into Common Stock immediately prior to such event (or the record date for such event, if applicable) and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 5(e)(iii) with respect to the rights of the holders of the Series B Preferred Stock.

(iv)  Adjustments for Reclassification, Exchange or Substitution.  If the Common Stock issuable upon conversion of the Series B Preferred Stock at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5(e)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 5(e)(v)), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series B Preferred Stock shall have the right thereafter to convert such share of Series B Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such share of Series B Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(v)  Adjustments for Reorganization, Merger, Consolidation or Sales ofAssets.  If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 5(e)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 5(e)(iv)), or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties or assets to any other person that is not deemed a liquidation pursuant to Section 4(b) (an “Organic Change”), then as a part of such Organic Change an appropriate revision to the Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series B Preferred Stock shall have the right thereafter to convert such share of Series B Preferred Stock into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from the Organic Change as the holder would have received as a result of the Organic Change and if the holder had converted its Series B Preferred Stock into the Company’s Common Stock prior to the Organic Change.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(e)(v) with respect to the rights of the holders of the Series B Preferred Stock after the Organic Change to the end that the provisions of this Section 5(e)(v) (including any adjustment in the Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series B Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

(vi)  Adjustments for Issuance of Additional Shares of Common Stock.

(A)           In the event the Company, shall, at any time, from time to time, issue or sell any additional shares of Common Stock (otherwise than as provided in the foregoing subsections (i) through (v) of this Section 5(e) or upon exercise or conversion of Common Stock Equivalents (hereafter defined) granted or issued prior to the Issuance Date at the conversion price applicable to such Common Stock Equivalents in effect on the Issuance Date) (the “Additional Shares of Common Stock”), at a price per share less than the Conversion Price, or without consideration, the Conversion Price then in effect upon each such issuance shall be adjusted to a price equal to the consideration per share paid for such Additional Shares of Common Stock.

No adjustment of the number of shares of Common Stock shall be made under paragraph (A) of Section 5(e)(vi) upon the issuance of any Additional Shares of Common Stock which are issued pursuant to the exercise of any warrants or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any Common Stock Equivalents (as defined below), if any such adjustment shall previously have been made upon the issuance of such warrants or other rights or upon the issuance of such Common Stock Equivalents (or upon the issuance of any warrant or other rights therefor) pursuant to Section 5(e)(vii).

(vii)  Issuance of Common Stock Equivalents.  If the Company, at any time after the Issuance Date, shall issue any securities convertible into or exchangeable for, directly or indirectly, Common Stock (“Convertible Securities”), other than the Series B Preferred Stock or warrants issued to the holders of the Series B Preferred Stock, or any rights or warrants or options to purchase any such Common Stock or Convertible Securities, shall be issued or sold (collectively, the “Common Stock Equivalents”) and the aggregate of the price per share for which Additional Shares of Common Stock may be issuable thereafter pursuant to such Common Stock Equivalent, plus the consideration received by the Company for issuance of such Common Stock Equivalent, divided by the number of shares of Common Stock issuable pursuant to such Common Stock Equivalent (the “Aggregate Per Common Share Price”), shall be less than the Conversion Price, or if, after any such issuance of Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended shall make the Aggregate Per Common Share Price be less than Conversion Price in effect at the time of such amendment, then the Conversion Price then in effect shall upon each such issuance be adjusted to a price equal to the Aggregate Per Common Share Price.   No adjustment of the Conversion Price shall be made under this subsection (vii) upon the issuance of any Convertible Security which is issued pursuant to the exercise of any warrants or other subscription or purchase rights therefor, if any adjustment shall previously have been made to the exercise price of such warrants then in effect upon the issuance of such warrants or other rights pursuant to this subsection (vii).

(viii)  Consideration for Stock.  In case any shares of Common Stock or Convertible Securities other than the Series B Preferred Stock, or any rights or warrants or options to purchase any such Common Stock or Convertible Securities, shall be issued or sold in connection with any merger or consolidation in which the Company is the surviving corporation (other than any consolidation or merger in which the previously outstanding shares of Common Stock of the Company shall be changed to or exchanged for the stock or other securities of another corporation), the amount of consideration therefor shall be deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors of the Company, of such portion of the assets and business of the nonsurviving corporation as such Board may determine to be attributable to such shares of Common Stock, Convertible Securities, rights or warrants or options, as the case may be.

(ix)  Record Date.  In case the Company shall take record of the holders of its Common Stock or any other Preferred Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

(x)  Certain Issues Excepted.  Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment of the Conversion Price of shares of Common Stock issuable upon conversion of the Series B Preferred Stock upon the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise or exchange of or conversion of any securities issued hereunder and/or securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the Issue Date, provided that such securities have not been amended since the Issue Date to increase the number of such securities or to decrease the exercise, exchange or conversion price of any such securities, (c) securities issued pursuant to acquisitions or strategic transactions (including license agreements), provided any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities and (d) securities issued to the Holder pursuant to the Purchase Agreement (or securities issued on conversion or exercise of such securities).

(f)  No Impairment.  The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith, assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred Stock against impairment.  In the event a holder shall elect to convert any shares of Series B Preferred Stock as provided herein, the Company cannot refuse conversion based on any claim that such holder or any one associated or affiliated with such holder has been engaged in any violation of law, unless, an injunction from a court, on notice, restraining and/or enjoining conversion of all or of said shares of Series B Preferred Stock shall have been issued and the Company posts a surety bond for the benefit of such holder in an amount equal to 130% of the Liquidation Preference Amount of the Series B Preferred Stock such holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such holder in the event it obtains judgment.

(g)  Certificates as to Adjustments.  Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series B Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, upon written request of the holder of such affected Series B Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series B Preferred Stock.  Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

(h)  Issue Taxes.  The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series B Preferred Stock pursuant thereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(i)  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Company.  The Company will give written notice to each holder of Series B Preferred Stock at least twenty (20) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public.  The Company will also give written notice to each holder of Series B Preferred Stock at least twenty (20) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to such holder prior to such information being made known to the public.

(j)  Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall at its option either (i) pay cash equal to the product of such fraction multiplied by the average of the Closing Bid Prices of the Common Stock for the five (5) consecutive trading days immediately preceding the Voluntary Conversion Date or Mandatory Conversion Date, as applicable, or (ii) in lieu of issuing such fractional shares issue one additional whole share to the holder.

(k)  Reservation of Common Stock.  The Company shall, so long as any shares of Series B Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series B Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series B Preferred Stock then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than 120% of the number of shares of Common Stock for which the shares of Series B Preferred Stock are at any time convertible (without regard to the limitations on conversion set forth in Section 7 hereof).  The initial number of shares of Common Stock reserved for conversions of the Series B Preferred Stock and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Series B Preferred Stock based on the number of shares of Series B Preferred Stock held by each holder at the time of issuance of the Series B Preferred Stock or increase in the number of reserved shares, as the case may be.  In the event a holder shall sell or otherwise transfer any of such holder's shares of Series B Preferred Stock, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor.  Any shares of Common Stock reserved and which remain allocated to any person or entity which does not hold any shares of Series B Preferred Stock shall be allocated to the remaining holders of Series B Preferred Stock, pro rata based on the number of shares of Series B Preferred Stock then held by such holder.

(l)  Retirement of Series B Preferred Stock.  Conversion of Series B Preferred Stock shall be deemed to have been effected on the applicable Voluntary Conversion Date or Mandatory Conversion Date.  The Company shall keep written records of the conversion of the shares of Series B Preferred Stock converted by each holder.  A holder shall be required to deliver the original certificates representing the shares of Series B Preferred Stock upon complete conversion of the Series B Preferred Stock.

(m)  Regulatory Compliance.  If any shares of Common Stock to be reserved for the purpose of conversion of Series B Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

6.  No Preemptive Rights.  Except as provided in Section 5 hereof and in the Purchase Agreement, no holder of the Series B Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

7.  Conversion Restriction.

(a)  Notwithstanding anything to the contrary set forth in Section 5 of this Amended and Restated Certificate of Designation, at no time may a holder of shares of Series B Preferred Stock convert shares of the Series B Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, the number of shares of Common Stock which would result in such holder owning more than 4.99% of all of the Common Stock outstanding at such time; provided, however, that upon a holder of Series B Preferred Stock  providing the Company with sixty-one (61) days notice (pursuant to Section 5(i) hereof) (the “Waiver Notice”) that such holder would like to waive Section 7(a) of this Amended and Restated Certificate of Designation with regard to any or all shares of Common Stock issuable upon conversion of Series B Preferred Stock, this Section 7(a) shall be of no force or effect with regard to those shares of Series B Preferred Stock referenced in the Waiver Notice.

(b)  Notwithstanding anything to the contrary set forth in Section 5 of this Amended and Restated Certificate of Designation, at no time may a holder of shares of Series B Preferred Stock convert shares of the Series B Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, the number of shares of Common Stock which would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 9.99% of all of the Common Stock outstanding at such time; provided, however, that upon a holder of Series B Preferred Stock  providing the Company with sixty-one (61) days notice (pursuant to Section 5(i) hereof) (the “Waiver Notice”) that such holder would like to waive Section 7 of this Amended and Restated Certificate of Designation with regard to any or all shares of Common Stock issuable upon conversion of Series B Preferred Stock, this Section 7 shall be of no force or effect with regard to those shares of Series B Preferred Stock referenced in the Waiver Notice.

8.  Most Favored Nations Right.  For a period of three (3) years from the date of issuance of the Series B Preferred Stock, if the Company enters into any equity or equity linked financing (“Subsequent Financing”) on terms more favorable than the terms governing the Series B Preferred Stock, then each holder of the Series B Preferred Stock in its sole discretion may exchange all or a portion of its Series B Preferred Stock, valued at its Liquidation Preference Amount, plus accrued and unpaid dividends thereon, for the securities issued or to be issued in the Subsequent Financing.

9.  Inability to Fully Convert.

(a)  Holder's Option if Company Cannot Fully Convert.  If, upon the Company's receipt of a Conversion Notice or on the Mandatory Conversion Date, the Company cannot issue shares of Common Stock registered for resale (to the extent the Company was obligated to register such shares under the Registration Rights Agreement) for any reason, including, without limitation, because the Company (x) does not have a sufficient number of shares of Common Stock authorized and available, (y) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its securities from issuing all of the Common Stock which is to be issued to a holder of Series B Preferred Stock pursuant to a Conversion Notice or (z) fails to have a sufficient number of shares of Common Stock registered for resale required under the Registration Statement (subject to the limitations set forth in the Registration Rights Agreement relating to Rule 415 under the Securities Act), then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with such holder's Conversion Notice and pursuant to Section 5(b)(ii) above and, with respect to the unconverted Series B Preferred Stock, the holder, solely at such holder's option, can elect, in addition to other remedies available to such holder, within five (5) business days after receipt of notice from the Company thereof to:

(i)  require the Company to redeem from such holder those Series B Preferred Stock for which the Company is unable to issue Common Stock in accordance with such holder's Conversion Notice (“Mandatory Redemption”) at a price per share equal to 120% of the Liquidation Preference Amount as of such Conversion Date (the “Mandatory Redemption Price”);

(ii)  if the Company's inability to fully convert Series B Preferred Stock is pursuant to Section 9(a)(z) above, require the Company to issue restricted shares of Common Stock in accordance with such holder's Conversion Notice and pursuant to Section 5(b)(ii) above;

(iii)  void its Conversion Notice and retain or have returned, as the case may be, the shares of Series B Preferred Stock that were to be converted pursuant to such holder's Conversion Notice (provided that a holder's voiding its Conversion Notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice).

In the event a Holder shall elect to convert any shares of Series B Preferred Stock as provided herein, the Company cannot refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, violation of an agreement to which such Holder is a party or for any reason whatsoever, unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or of said shares of Series B Preferred Stock shall have issued and the Company posts a surety bond for the benefit of such Holder in an amount equal to 130% of the amount of shares of Series B Preferred Stock the Holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder in the event it obtains judgment.

(b)  Mechanics of Fulfilling Holder's Election.  The Company shall immediately send via facsimile to a holder of Series B Preferred Stock, upon receipt of a facsimile copy of a Conversion Notice from such holder which cannot be fully satisfied as described in Section 9(a) above, a notice of the Company's inability to fully satisfy such holder's Conversion Notice (the “Inability to Fully Convert Notice”).  Such Inability to Fully Convert Notice shall indicate (i) the reason why the Company is unable to fully satisfy such holder's Conversion Notice, (ii) the number of Series B Preferred Stock which cannot be converted and (iii) the applicable Mandatory Redemption Price.  Such holder shall notify the Company of its election pursuant to Section 9(a) above by delivering written notice via facsimile to the Company (“Notice in Response to Inability to Convert”).

(c)  Payment of Redemption Price.  If such holder shall elect to have its shares redeemed pursuant to Section 9(a)(i) above, the Company shall pay the Mandatory Redemption Price to such holder within thirty (30) days of the Company's receipt of the holder's Notice in Response to Inability to Convert, provided that prior to the Company's receipt of the holder's Notice in Response to Inability to Convert the Company has not delivered a notice to such holder stating, to the satisfaction of the holder, that the event or condition resulting in the Mandatory Redemption has been cured and all Conversion Shares issuable to such holder can and will be delivered to the holder in accordance with the terms of Section 2(g).  If the Company shall fail to pay the applicable Mandatory Redemption Price to such holder on a timely basis as described in this Section 9(c) (other than pursuant to a dispute as to the determination of the arithmetic calculation of the Redemption Price), in addition to any remedy such holder of Series B Preferred Stock may have under this Amended and Restated Certificate of Designation and the Purchase Agreement, such unpaid amount shall bear interest at the rate of 1.5% per month (prorated for partial months) until paid in full.  Until the full Mandatory Redemption Price is paid in full to such holder, such holder may (i) void the Mandatory Redemption with respect to those Series B Preferred Stock for which the full Mandatory Redemption Price has not been paid, (ii) receive back such Series B Preferred Stock, and (iii) require that the Conversion Price of such returned Series B Preferred Stock be adjusted to the lesser of (A) the Conversion Price and (B) the lowest Closing Bid Price during the period beginning on the Conversion Date and ending on the date the holder voided the Mandatory Redemption.

(d)  Pro-rata Conversion and Redemption.  In the event the Company receives a Conversion Notice from more than one holder of Series B Preferred Stock on the same day and the Company can convert and redeem some, but not all, of the Series B Preferred Stock pursuant to this Section 9, the Company shall convert and redeem from each holder of Series B Preferred Stock electing to have Series B Preferred Stock converted and redeemed at such time an amount equal to such holder's pro-rata amount (based on the number shares of Series B Preferred Stock held by such holder relative to the number shares of Series B Preferred Stock outstanding) of all shares of Series B Preferred Stock being converted and redeemed at such time.

10.  Vote to Change the Terms of or Issue Preferred Stock.  The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than a majority of the then outstanding shares of Series B Preferred Stock, shall be required (a) for any change to this Amended and Restated Certificate of Designation or the Company's Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series B Preferred Stock or (b) for the issuance of shares of Series B Preferred Stock other than pursuant to the Purchase Agreement.  The provisions hereof may be waived on behalf of all the Holders if in writing and signed by the Holders of not less than a majority of the then outstanding shares of Series B Preferred Stock.

11.  Lost or Stolen Certificates.  Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series B Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date.

12.  Remedies, Characterizations, Other Obligations, Breaches and InjunctiveRelief.  The remedies provided in this Amended and Restated Certificate of Designation shall be cumulative and in addition to all other remedies available under this Amended and Restated Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Amended and Restated Certificate of Designation.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series B Preferred Stock and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series B Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

13.  Specific Shall Not Limit General; Construction.  No specific provision contained in this Amended and Restated Certificate of Designation shall limit or modify any more general provision contained herein.  This Amended and Restated Certificate of Designation shall be deemed to be jointly drafted by the Company and all initial purchasers of the Series B Preferred Stock and shall not be construed against any person as the drafter hereof.

14.  Failure or Indulgence Not Waiver.  No failure or delay on the part of a holder of Series B Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

15.           Bylaw Limitation.  Notwithstanding anything to the contrary contained herein, no adjustment shall be made to the Conversion Price or the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock to the extent such adjustment would violate Section 48 of the Bylaws of the Company in effect on the date hereof.  Upon and after the amendment or repeal of said Section 48 of the Bylaws in accordance with the terms of the Purchase Agreement, this Section 15 shall be of no further force and effect.

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Amended Certificate and does affirm the foregoing as true this 31st day of July, 2007.

URIGEN PHARMACEUTICALS, INC.

Date	By:	/s/ Martin E. Shmagin
Name: Martin E. Shmagin
Title: Chief Financial Officer

EXHIBIT I
URIGEN PHARMACEUTICALS, INC.
CONVERSION NOTICE

Reference is made to the Amended and Restated Certificate of Designation of the Relative Rights and Preferences of the Series B Preferred Stock of Urigen Pharmaceuticals, Inc. (the “Certificate of Designation”).  In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series B Preferred Stock, par value $.001 per share (the “Preferred Shares”), of Urigen Pharmaceuticals, Inc., a Delaware corporation (the “Company”), indicated below into shares of Common Stock, par value $.001 per share (the “Common Stock”), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

The Common Stock have been sold pursuant to the Registration Statement (as defined in the Registration Rights Agreement): YES ____NO____

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock
to be issued:

Number of shares of Common Stock beneficially owned or deemed beneficially ownedby the Holder on the Date of Conversion determined in accordance with Section 16 of theSecurities Exchange Act of 1934, as amended: _________________________

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to:
Facsimile Number:
Authorization:
By:
Title:
Dated:

PRICES ATTACHED

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